EX 3.1

Certificate of Amendment of the Certificate of
Incorporation of

GLOBAL VACATION GROUP, INC.
Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

(1)	The name of the corporations is GLOBAL VACATION GROUP, INC.

If the name of the corporation has been changed, the name under which is was formed is:

ALLIED BUS CORP.

(2)	The certificate of incorporation was filed by the Department of State on

JULY 17, 1959

(3)	The certificate of incorporation of this corporation is hereby amended to effect the following change*

ARTICLE I. of the corporation’s CERTIFICATE OF INCORPORATION is amended to read as follows:

“The name of the corporation is Classic Vacation Group, Inc., (hereinafter the “Corporation”).

(4)	The amendment to the certificate of incorporation was authorized:

•	first, by unanimous written consent of all the directors

•	and then at a meeting of shareholders by vote of a majority of all the outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, the undersigned(s) has subscribed this certificate on              MAY 17, 2001

Type name	Capacity in which	Signature
signed*

Larry R. Gilbertson	Secretary	/s/ Larry R. Gilbertson

	Filed By:	Larry Gilbertson General Counsel & Secretary

	Address:	Global Vacation Group, Inc. 6849 Old Dominion Drive Suite 405 McLean, Virginia 22101 (703) 918-0300

RESTATED
CERTIFICATE OF INCORPORATION
OF
GLOBAL VACATION GROUP, INC.
UNDER SECTION 807 OF THE
BUSINESS CORPORATION LAW

      The undersigned, being, respectively the President and the Secretary of Global Vacation Group, Inc. (the “Corporation”), do hereby certify as follows:

      1.       The name of the Corporation is Global Vacation Group, Inc. The name under which the corporation originally was formed is Allied Bus Corp.

      2.       The Certificate of Incorporation originally was filed with the Department of State of New York on July 17, 1959.

      3.       The Restated Certificate of Incorporation of the Corporation as now in full force and effect hereby is amended to effect the following changes as authorized by Section 801 of the New York Business Corporation Law (the “NYBCL”):

                (a)       To increase the aggregate number of shares of common stock, $.01 par value per share, which the Corporation shall have authority to issue;

                (b)       To redesignate all 100,000 shares of the Corporation’s preferred stock, $1,000 par value per share, as Class A Convertible Preferred Stock, $1,000 par value per share.

                (c)       To authorize the issuance of 6,000,000 shares of a newly created class of preferred stock, $.01 par value per share, having the designations, relative rights, preferences and limitations as set forth in Article V of this Restated Certificate of Incorporation of the Corporation;

                (d)       To change the designation of registered agent of the Corporation in the State of New York upon whom process against the corporation may be served to CT Corporation System, 1633 Broadway, New York, New York 10019; and

                (e)       To change the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her to 1420 New York Avenue, N.W., Suite 550, Washington, DC 20005.

      4.       To effect the foregoing amendments the Certificate of Incorporation of the Corporation hereby is amended and restated in its entirety to read as follows (as so amended and restated, the “Certificate of Incorporation”):

1      ARTICLE I

      The name of the Corporation is Global Vacation Group, Inc.

2      ARTICLE II

      The office of the Corporation in the State of New York is located in the County of New York.

3      ARTICLE III

      The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is 1420 New York Avenue, N.W., Suite 550, Washington, D.C. 20005.

      The name and address of the registered agent of the corporation upon whom process against the corporation may be served is CT Corporation System, 1633 Broadway, New York, NY 10019.

4      ARTICLE IV

      The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the NYBCL. For the accomplishment of the aforesaid purposes and in furtherance thereof, the Corporation shall have, and may exercise, all powers and privileges now or hereafter granted or available under the laws of the State of New York to such corporations.

5      ARTICLE V

      5.1.       Capital Stock.

                   (a)       Classes. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 66,100,000, of which (a) 60,000,000 shares shall be common stock, $.01 par value per share (“Common Stock”), (b) 6,000,000 shares shall be preferred stock, $.01 par value per share (“Preferred Stock”), and (c) 100,000 shares shall be Class A Convertible Preferred Stock, $1,000 par value per share (“Class A Preferred”); provided, that all of the outstanding shares of Class A Preferred shall be redeemed for cash or converted into shares of Common Stock in accordance with the provisions of Article VI hereof on or prior to the closing date (the “Closing Date”) of the Corporation’s Initial Public Offering (as hereinafter defined); and, provided, further, that following the Closing Date, the Corporation shall not issue any shares of Class A Preferred.

                   (b)       No Preemptive Rights. No shareholder of the Corporation shall have any preemptive rights to purchase, subscribe for or otherwise acquire any capital stock or other securities of the Corporation, whether now or hereafter authorized, and any and all preemptive rights hereby are denied.

                   (c)       Redesignation of Old Preferred Stock. The class of the Corporation’s capital stock previously designated as “Preferred Stock” (the “Old Preferred Stock”) hereby is redesignated as Class A Preferred, and each share of Old Preferred Stock shall automatically be deemed to be a share of Class A Preferred as of the date this Restated Certificate of Incorporation is filed with the Department of State and shall have the powers, designations, rights and preferences set forth in Article VI hereof.

      5.2.       Common Stock. The powers, designations, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions of the Common Stock are as follows:

                   (a)       Dividends. Subject to the rights of the holders of Preferred Stock and Class A Preferred, the holders of the Common Stock shall be entitled to receive when, as, and if declared by the Board of Directors of the Corporation (the “Board”), out of funds legally available therefor, dividends payable in cash, stock or otherwise.

                   (b)       Distributions Upon Liquidation. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and after the holders of Preferred Stock and Class A Preferred shall have received the full preferential amounts (if any) to which such holders are entitled, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock.

                   (c)       Voting Rights. Subject to the voting rights granted to the holders of Preferred Stock and Class A Preferred, the holders of Common Stock shall be entitled to one (1) vote per share in voting or consenting on the election of directors and for all other corporate purposes.

      5.3.       Preferred Stock. The Corporation shall have the authority to issue shares of Preferred Stock. The Board hereby is authorized, without further shareholder approval, to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of such series.

6      ARTICLE VI

      6.1.       Class A Preferred Stock; Number Authorized. The Corporation shall have authority to issue 100,000 shares of Class A Preferred, which shares shall have the powers, designations, rights and preferences set forth in this Article VI; provided, that following the Closing Date, the Corporation shall not issue any shares of Class A Preferred.

      6.2.       Dividends.

                   (a)       General Obligation. When and as declared by the Board and to the extent permitted under the NYBCL, the Corporation shall pay cumulative dividends to the holders of the Class A Preferred as provided in this Section 6.2. Dividends on each share of the Class A Preferred (a “Share”) shall be paid in additional Shares (valued at the Liquidation Value (as hereinafter defined) thereof) and shall accrue on a daily basis at the rate of 15% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation or (ii) the date on which such Share otherwise is acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities (as hereinafter defined). The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

                   (b)       Dividend Reference Dates. Dividends shall be paid on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 1998 (the “Dividend Reference Dates”), and additional Shares issuable in respect of all dividends which have accrued on each Share outstanding during the three (3)-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be deemed issued with respect to each such Share to the holder thereof, regardless of whether the Corporation has issued a certificate or certificates in respect of such additional Shares and without any further action on the part of the Corporation or the holders of the Shares.

      6.3.       Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Shares shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Shares shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of Shares are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 6.3, then the entire assets available to be distributed to the Corporation’s shareholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of Shares held by each such holder. Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Shares, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such liquidation, dissolution or winding up.

      6.4.       Priority of Class A Preferred on Dividends and Redemptions. As long as any Shares remain outstanding, without the prior written consent of the holders of a majority of the outstanding Shares, the Corporation shall not, nor shall it permit any Subsidiary (as hereinafter defined) to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock or Shares, or both, from present or former employees of the Corporation and its Subsidiaries in accordance with the provisions of the Senior Management Agreements (as hereinafter defined).

      6.5.       Redemptions. Subject to any limitations or prohibitions set forth in the Financing Documents (as hereinafter defined) then outstanding:

                   (a)       Scheduled Redemptions. The Corporation shall redeem all of the outstanding Shares on December 31, 2003 (the “Scheduled Redemption Date”), at a price per Share equal to the Liquidation Value thereof, plus all accrued and unpaid dividends thereon.

                   (b)       Optional Redemptions. To the extent permitted under the NYBCL, the Corporation may at any time and from time to time redeem all or any portion of the Shares then outstanding. Upon any such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof, plus all accrued and unpaid dividends thereon.

                   (c)       Redemption in Connection with Public Offering. The Corporation shall, at the request of the holders of a majority of the Shares by written notice (the “Redemption Notice”) given to the Corporation no more than ninety (90) nor less than fifteen (15) days prior to the Closing Date apply up to fifty percent (50%) of the net cash proceeds from an Initial Public Offering remaining after deduction of all discounts, underwriters’ commissions and other reasonable expenses to redeem Shares at a price per Share equal to the Liquidation Value thereof, plus all accrued and unpaid dividends thereon. In the event that Thayer Equity Investors III, L.P. (“Thayer”), as the holder of a majority of the Shares, executes a Redemption Notice, the Corporation promptly shall provide notice of its receipt of the Redemption Notice to each other holder of Shares, and each such other holder of

Shares shall have five (5) days after receipt thereof to give notice to the Corporation of such shareholder’s intent to have a portion of such shareholder’s Shares redeemed by the Corporation, which portion shall be determined by multiplying the total number of Shares then held by such shareholder times a fraction, the numerator of which shall be the number of Shares held by Thayer to be redeemed pursuant to the Redemption Notice and the denominator of which shall be the total number of Shares then held by Thayer. Effective as of the Closing Date at a time immediately prior to the closing of the Initial Public Offering, the Corporation shall redeem (i) the number of Shares held by Thayer as set forth in such Redemption Notice and (ii) a proportionate number (as determined in accordance with the immediately preceding sentence of this Section 6.5(c)) of Shares held by each other holder of Shares who provides notice to the Corporation of such shareholder’s intent to have a portion of such shareholder’s Shares so redeemed; provided, however, that the total number of Shares to be redeemed in connection with an Initial Public Offering pursuant to this Section 6.5(c) shall not exceed the number of Shares having an aggregate Liquidation Value, after giving effect to all accrued and unpaid dividends then owed on such Shares, equal to fifty percent (50%) of the net cash proceeds from such Initial Public Offering remaining after deduction of all discounts, underwriters’ commissions and other reasonable expenses. Also effective as of the Closing Date, (i) if so elected by the holders of a majority of all outstanding Shares (other than Shares to be redeemed pursuant to this Section 6.5(c)) pursuant to Section 6.7 below, each outstanding Share (other than Shares to be redeemed pursuant to this Section 6.5(c)) shall be converted into shares of Common Stock at a time immediately prior to the closing of the Initial Public Offering as provided in Section 6.7 and (ii) no Share shall accrue any dividends after the Closing Date. Redemptions of Shares pursuant to this Section 6.5(c) shall not relieve the Corporation of its obligation to redeem Shares on the Scheduled Redemption Date.

                   (d)       Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date (as hereinafter defined) to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value of such Share, plus all accrued and unpaid dividends thereon. If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder, plus all accrued and unpaid dividends thereon. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds immediately shall be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

                   (e)       Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Shares to each record holder thereof not more than sixty (60) nor less than five (5) days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed Shares.

                   (f)       Determination of the Number of Each Holder’s Shares to be Redeemed. Except for redemptions effected in connection with an Initial Public Offering as provided in Section 6.5(c) hereof, the number of Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

                   (g)       Dividends After Redemption. With respect to any Share to be redeemed in connection with an Initial Public Offering as provided in Section 6.5(c) hereof, (i) no such Share shall be entitled to any dividends accruing after the Closing Date and (ii) all rights of the holder of such Share shall cease, and such Share no longer shall be deemed to be issued and outstanding, as of the Closing Date. With respect to any other Share redeemed hereunder, (i) no such Share shall accrue any dividends after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Share and (ii) all rights of the holder of such Share shall cease, and such Share no longer shall be deemed to be issued and outstanding, as of such date.

                   (h)       Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

                   (i)       Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares, except as expressly authorized herein.

                   (j)       Payment of Accrued Dividends. The Corporation may not redeem any Shares, unless all dividends accrued on the outstanding Shares through the immediately preceding Dividend Reference Date have been declared and paid in full.

                   (k)        Special Redemptions.

                                (i)        If a Change in Ownership (as hereinafter defined) has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Shares; provided, that (a) in any event such notice shall not be given later than five (5) days after the occurrence of such Change in Ownership and (b) the Corporation shall give each holder of Shares prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Shares then outstanding may require the Corporation to redeem all or any portion of the Shares owned by such holders at a price per Share equal to the Liquidation Value thereof, plus all accrued and unpaid dividends thereon, by giving written notice to the Corporation of such election prior to the later of (i) fifteen (15) days after receipt of the Corporation’s notice and (ii) five (5) days prior to the consummation of the Change in Ownership (the “Expiration Date”). The Corporation shall give prompt written notice of any such election to all other holders of Shares within five (5) days after the receipt thereof, and each such holder shall have until the later of (A) the Expiration Date or (B) ten (10) days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of the same portion of the Shares owned by such holder as that proposed to be redeemed by the holders of a majority of the Shares requesting such redemption.

      Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein on the later of (a) the occurrence of the Change in Ownership or (b) five (5) days after the Corporation’s receipt of all of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith automatically shall be rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Shares may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

      The term “Change in Ownership” means any sale, transfer or issuance or series of sales, transfers or issuances of shares of Common Stock, or any combination of any of the foregoing, by the Corporation or any holders thereof which results in any Person (as hereinafter defined) or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Thayer and its Affiliates (as the term “Affiliate” is defined in the Exchange Act), owning more than fifty percent (50%) of the Common Stock outstanding immediately following the time of such sale, transfer or issuance or series of sales, transfers or issuances, or any combination of any of the foregoing; provided, however, that in no event shall the consummation of an Initial Public Offering constitute a Change in Ownership.

                                      (ii)       If a Fundamental Change (as hereinafter defined) is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Shares not more than forty-five (45) days nor less than fifteen (15) days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Shares prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Shares then outstanding may require the Corporation to redeem all or any portion of the Shares owned by such holders at a price per Share equal to the Liquidation Value thereof, plus all accrued and unpaid dividends thereon, by giving written notice to the Corporation of such election prior to the later of (a) ten (10) days prior to the consummation of the Fundamental Change or (b) ten (10) days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of Shares (but in any event on or before the fifth (5th) day prior to the consummation of the Fundamental Change), and each such holder shall have until two (2) days after the receipt of such notice to request redemption (by written notice given to the Corporation) of the same portion of the Shares owned by such holder as that proposed to be redeemed by the holders of a majority of the Shares requesting such redemption.

      Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Shares may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

      The term “Fundamental Change” means (a) any sale or transfer of more than fifty percent (50%) of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation or the surviving corporation was previously a wholly owned subsidiary of the Corporation and (i) the terms of the Class A Preferred are not changed or all outstanding Shares are exchanged for either cash or substantially identical securities or other property, and (ii) after giving effect to such merger or consolidation, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Board immediately prior to the merger or consolidation shall continue after the merger or consolidation to own the surviving corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of such surviving corporation’s board of directors.

                               (iii)       Redemptions made pursuant to this Section 6.5(k) shall not relieve the Corporation of its obligation to redeem Shares on the Scheduled Redemption Date pursuant to Section 6.5(a) above.

      6.6.       Voting Rights.

                   (a)       Except as otherwise provided herein and as otherwise required by applicable law, the Class A Preferred shall have no voting rights; provided, that each holder of Shares shall be entitled to notice of all shareholders meetings at the same time and in the same manner as notice is given to all shareholders entitled to vote at such meetings.

                   (b)       The Corporation shall not, without the consent of the holders of seventy-five (75%) percent of the outstanding Shares voting as a single class: (i) issue any class or series of equity security ranking senior to or in parity with the Class A Preferred as to payment of dividends or any payment on any liquidation of the Corporation or (ii) amend the Certificate of Incorporation or By-laws of the Corporation (the “By-laws”) in any manner which would impair or reduce the rights of the Class A Preferred or enter into any agreement that would restrict the Corporation’s right to perform under the Shareholders’ Agreement (as hereinafter defined) or the Senior Management Agreements.

      6.7.       Conversion.

                   (a)       In the event the Corporation effects an Initial Public Offering, the holders of a majority of all outstanding Shares shall have the right, on or prior to the Closing Date, to elect to cause the conversion of each outstanding Share not theretofore redeemed or subject to an election for redemption pursuant to Section 6.5 into the number of shares of fully paid and nonassessable Common Stock obtained by dividing (x) the then applicable Liquidation Value (plus all accrued but unpaid dividends thereon) by (y) the price per share to the public of the Common Stock sold by the Corporation in the Initial Public Offering as set forth in the final prospectus relating thereto.

                   (b)       The Corporation shall provide the holders of Shares with written notice of the Initial Public Offering at least fifteen (15) days prior to the Closing Date. Such notice shall specify the estimated initial public offering price of the Common Stock.

                   (c)       The conversion of all Shares into shares of Common Stock shall be effected by the surrender of the certificate or certificates evidencing the Share or Shares to be converted (the “Converting Shares”), duly assigned to the Corporation or endorsed in blank, at the principal office of the corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Shares) at any time during its usual business hours. Promptly after such surrender and the receipt of such written notice, the Corporation shall issue and deliver a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion (the “Converted Shares”). Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the Closing Date at a time immediately prior to the closing of the Initial Public Offering, and at such time the rights of the holders of all Converting Shares as such holders shall cease, and the person or persons in whose name or names the certificate or certificates evidencing the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of Converted Shares in accordance with this Section 6.7(c), such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and nonassessable.

                   (d)       The Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that there is an adequate number of shares of Common Stock authorized but unissued or held as treasury shares to allow the conversion of all outstanding Shares.

                   No fractional Converted Shares shall be issued by the Corporation. In lieu thereof, the Corporation shall pay each holder of a fractional Converted Share an amount in cash equal to the product of (x) the applicable fraction of the fractional Converted Share and (y) the price per share to the public of the Common Stock sold by the Corporation in the Initial Public Offering as set forth in the final prospectus relating thereto.

      6.8.       Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Shares. Upon the surrender of any certificate representing Shares at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing, in the aggregate, the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Shares represented by such new certificate from the date to which dividends have been fully paid on such Shares represented by the surrendered certificate.

      6.9.       Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

      6.10.       Definitions,

                     (a)       “Change in Ownership” has the meaning set forth in Section 6.5(k) hereof.

                     (b)       “Financial Institutions” means, at any date, the financial institutions party to the Financing Documents on such date.

                     (c)       “Financing” means the Financing as defined in the Recapitalization Agreement.

                     (d)       “Financing Documents” means all agreements, instruments and other documents executed or delivered in connection with the Financing, in each case as amended, supplemented or otherwise modified from time to time, including all substitutions therefor and replacements thereof.

                     (e)       “Fundamental Change” has the meaning set forth in Section 6.5(k) hereof.

                     (f)       “Initial Public Offering” means the first offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force, with net proceeds to the Corporation of at least $15,000,000.

                     (g)       “Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Class A Preferred.

                     (h)       “Liquidation Value” of any Share as of any particular date shall be equal to $1,000.00.

                     (i)       “Payoff Date” any date upon which (i) all of the liabilities and obligations of the Financial Institutions under the Financing Documents shall have expired, been satisfied or otherwise terminated, and (ii) the Financial Institutions shall have received the indefeasible payment in full, in cash, of the then outstanding obligations and liabilities of the Corporation and its Subsidiaries under the Financing Documents, in each case whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired.

                     (j)       “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                     (k)       “Recapitalization Agreement” means the Recapitalization Agreement, dated as of March 18, 1998, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

                     (l)       “Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid; provided, however, that with respect to redemptions effected in connection with an Initial Public Offering as provided in Section 6.5(c) hereof, the Redemption Date shall be the date fixed by the Corporation, which date shall be not more than five (5) days after the Corporation’s receipt of the proceeds of the Initial Public Offering.

                     (m)       “Senior Management Agreements” means the Senior Management Agreements entered into with certain senior executives of the Corporation pursuant to which such executives will purchase shares of the Corporation’s Common Stock on a restricted basis.

                     (n)       “Shareholders’ Agreement” means the Shareholders’ Agreement as defined in the Recapitalization Agreement.

                     (o)       “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or shall control the managing general partner of such limited liability company, partnership, association or other business entity.

      6.11.       Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Article VI without the prior written consent of the holders of a sixty-six percent (66%) of the Shares outstanding at the time such action is taken; provided, that no such action shall change (i) the rate at which or the manner in which dividends on the Shares accrue or the times at which such dividends become payable or the amount payable on redemption of the Shares or the times at which redemption of Shares is to occur or (ii) the percentage required to approve any change described in clause (i) above, without the prior written consent of the holders of at least eighty (80%) percent of the Shares then outstanding; and provided, further, that no change in the terms of this Article VI may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Shares then outstanding which would be required to approve such change without such merger or consolidation. Notwithstanding anything to the contrary contained herein, no amendment, supplement, modification or waiver shall be binding with respect to any provision of Section 6.13 hereof or any provision of this sentence, in each case without the prior written consent of the agent for the Financial Institutions under the Financial Documents.

      6.12.       Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing, and shall be deemed to have been given when delivered personally or sent by facsimile or seventy-two (72) hours after deposited in the United States mail, first class, postage prepaid, or twenty-four (24) hours after being sent by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any shareholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

      6.13.       Financing. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, at any time prior to the Payoff Date, no holder of Shares shall have any right to receive, demand or cause to become due or payable any payment, other than in Shares as provided in Section 6.2(a), in respect of such Shares to the extent that such payment, other than in Shares as provided in Section 6.2(a), would not be permitted under the Financing Documents at such time.

ARTICLE VII

      7.1.       Power of Board and Qualification of Directors. The business of the Corporation shall be managed by the Board. Each director shall be at least 18 years of age.

      7.2.       Number of Directors. The number of directors of the Corporation shall be not less than three (3) nor more than fifteen (15), and shall be fixed from time to time by the affirmative vote of more than two-thirds (2/3) of the total number of directors which the Corporation would have, prior to any increase or decrease, if there were no vacancies.

      7.3.       Classes, Election and Term. The Board shall be divided into three (3) classes, with each class to be as nearly equal in number as reasonably possible, and with the initial term of office of the first class of directors to expire at the first annual meeting of shareholders held after an Initial Public Offering, the initial term of office of the second class of directors to expire at the second annual meeting of shareholders held after an Initial Public Offering, and the initial term of office of the third class of directors to expire at the third annual meeting of shareholders held after an Initial Public Offering. Commencing with the first annual meeting of shareholders held after an Initial Public Offering, directors elected to succeed those directors whose terms have expired at an annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain the number of directors in each class as nearly equal as reasonably possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. This Section 7.3 shall become effective upon the consummation of an Initial Public Offering. Prior to an Initial Public Offering, however, the Board by resolution shall establish and determine the classes into which the directors in office immediately following an Initial Public Offering shall be divided.

      7.4.       Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board or to the Chairman of the Board or to the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein the acceptance of such resignation shall not be necessary to make it effective.

      7.5.       Removal of Directors. Except as may be provided in a resolution which provides for any class of Preferred Stock pursuant to Article V hereof and which relates to such class of Preferred Stock, (i) any one or more directors may be removed only for cause by the affirmative vote of a majority of the directors then in office and (ii) any or all of the directors may be removed only for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of all of the shares of all classes of capital stock of the Corporation then entitled to vote generally in the election of directors.

      7.6.       Newly Created Directorships and Vacancies. Except as may be provided in a resolution which provides for any class of Preferred Stock pursuant to Article V hereof and which relates to such class of Preferred Stock, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board for any reason may be filled only by vote of a majority of the directors then in office, even if less than a quorum exists. A director elected by the Board to fill a vacancy shall be elected to hold office until the next annual meeting of shareholders and until such director’s successor has been elected and qualified.

ARTICLE VIII

                   The Board shall have the power to adopt, amend, alter, change or repeal the By-laws. In addition to any requirements of the NYBCL (and notwithstanding the fact that a lesser percentage may be specified by the NYBCL), any adoption, amendment, alteration, change or repeal of any By-laws by the shareholders of the Corporation after an Initial Public Offering shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of all of the shares of all classes of capital stock of the Corporation then entitled to vote generally in the election of directors.

ARTICLE IX

      9.1.       Special Meeting of Shareholders. Special meetings of shareholders may only be called by the Board, the Chairman of the Board or the Chief Executive Officer. At such meetings, the only business which may be transacted is that relating to the purpose or purposes set forth in the notice thereof.

      9.2.       Action by Written Consent of Shareholders Prior to the Closing Date. Prior to the Closing Date, any action required or permitted to be taken by the shareholders of the Corporation may be effected by a written consent signed by the holders of not less than the number of shares which would be required to approve such action at a meeting of shareholders at which all shares of capital stock of the Corporation were present in person or by proxy and voted on such proposed action.

      9.3.       No Action by Written Consent of Shareholders After the Closing Date. From and after the Closing Date, except as may be provided in a resolution of the Board which provides for any class or series of Preferred Stock pursuant to Article V hereof and which relates to such class of Preferred Stock, any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such shareholders as provided in the By-laws and may not be effected by any consent in writing by any such shareholders.

ARTICLE X

                     A director of the Corporation shall, to the maximum extent permitted by the NYBCL, have no personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the NYBCL hereafter is amended to eliminate or further limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall have no such liability to the fullest extent permitted by the amended NYBCL. Any repeal or modification of this Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

                     The Corporation shall have authority, to the fullest extent now or hereafter permitted by the NYBCL, or by any other applicable law, and to the extent and in the manner provided in the By-laws, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction.

ARTICLE XII

      12.1.       General Right to Amend Certificate of Incorporation. The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and all rights conferred upon shareholders are granted subject to this reservation. Except as may be provided in a resolution which provides for any class of Preferred Stock pursuant to Article V hereof and which relates to such class of Preferred Stock and except as provided in Article VI hereof, any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board then in office and (b) a majority of the combined voting power of all of the shares of all classes of capital stock of the Corporation then entitled to vote generally in the election of directors.

      12.2.       Abandonment of Proposed Amendment. By a vote of the majority of the members of the Board then in office, the Board may adopt a resolution providing that at any time prior to the filing of any such amendment with the Secretary of State, notwithstanding authorization of the proposed amendment by the shareholders, the Board may abandon such proposed amendment without further action by the shareholders.

      12.3.       Amendment of Certain Provisions. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of all of the shares of all classes of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, repeal or adopt any provision inconsistent with Section 7.3, Section 7.5, Section 7.6, Article VIII or Article IX hereof or this Section 12.3. This Section 12.3 shall become effective only upon consummation of an Initial Public Offering.

ARTICLE XIII

                     The duration of the Corporation is to be perpetual.

* * * *

                     5.       This Certificate of Incorporation has been approved by the Board and by the holders of the requisite number of the outstanding shares of the Corporation’s capital stock at a meeting of shareholders called for such purpose.

[THIS SPACE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Incorporation as of this 19th day of June, 1998 and we affirm the statements contained herein are true under the penalties of perjury.

/s/ J. Raymond Lewis, Jr. J. Raymond Lewis, Jr., President

/s/ Daniel A. Raskas Daniel A. Raskas, Secretary